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                                                                       Exhibit 5


                      [Letterhead of Brown & Wood LLP]



                                             July 16, 1998


Merrill Lynch & Co., Inc.
World Financial Center
North Tower
New York, New York 10281-1334

Ladies and Gentlemen:

      We have acted as your counsel and are familiar with the corporate proceedings had in connection with the proposed issuance and sale by Merrill Lynch & Co., Inc. (the "Company") of up to 9,500,000 shares of common stock, par value $1.33 1/3 per share, of the Company (the "Common Stock").

      We have examined such documents and records as we deemed appropriate, including the following:

      (a) a copy of the Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware;

      (b) a copy of the By-Laws of the Company, as amended, certified by the Secretary of the Company to be a true and correct copy;

      (c) a copy of the Company's Registration Statement on Form S-3 registering the Common Stock of the Company filed on the date hereof (the "Registration Statement"); and

      (d) a specimen of the certificate representing the Common Stock in the form filed or incorporated by reference as an exhibit to the Registration Statement.

      Based upon the foregoing and upon such further investigation as we deem relevant in the premises, we are of the opinion:

      1. The Company has been duly incorporated under the laws of the State of Delaware.

      2. The Common Stock, when issued and delivered as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                          Very truly yours,

                                          /s/ BROWN & WOOD LLP